UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2018

CSRA INC.

(Exact name of registrant as specified in its charter)

Nevada	001-37494	47-4310550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive Falls Church, Virginia		22042
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 641-2000

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 9, 2018, CSRA Inc. (the “Company” or “we”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with General Dynamics Corporation (“Parent” or “General Dynamics”), a corporation organized under the laws of Delaware, and Red Hawk Enterprises Corp. (“Merger Sub”), a Nevada corporation and a wholly owned subsidiary of Parent.

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Shares”), for a purchase price of $40.75 per share in cash, net of applicable withholding taxes and without interest (the “Offer Price”). Following the closing of the Offer, if General Dynamics and Merger Sub own a number of Shares (after giving effect to the Top-Up Option (described below)) that constitutes one Share more than 90% of the Shares on a fully diluted basis, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of General Dynamics. The Merger Agreement also provides that the Merger may be consummated regardless of whether the Offer is completed, but if the Offer is not completed or if the Offer is completed but the Short-Form Merger Threshold (as defined below) is not met, the Merger will only be consummated after the stockholders of the Company have adopted and approved the Merger Agreement at a meeting of stockholders. General Dynamics and Merger Sub have agreed to commence the Offer as promptly as practicable, but no later than March 5, 2018.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Shares held by General Dynamics, the Company, Merger Sub or their respective subsidiaries immediately prior to the Effective Time) will be canceled and converted into the right to receive the Offer Price in cash, net of applicable withholding taxes and without interest.

In addition, at the Effective Time:

•	each option to purchase Shares and each stock appreciation right to receive cash or Shares awarded pursuant to the CSRA Inc. 2015 Omnibus Incentive Plan (the “CSRA Stock Plan”) outstanding immediately prior to the Effective Time will be fully vested, canceled and converted into the right to receive a lump-sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Offer Price over the applicable exercise price or strike price per Share, as applicable, subject to such option or stock appreciation right multiplied by (B) the number of Shares subject to such option or stock appreciation right (less any applicable withholding of taxes);

•	each restricted stock unit awarded pursuant to the CSRA Stock Plan whose vesting is conditioned in full or in part based on achievement of performance goals or metrics (a “PSU”) outstanding immediately prior to the Effective Time will vest at the target level of vesting and will be canceled and converted into the right to receive, for each Share subject to such then-vested PSU, the Offer Price and the value of any dividend equivalents accumulated in respect of such PSU (less any applicable withholding of taxes);

•	each restricted stock unit awarded to employees prior to 2018 pursuant to the CSRA Stock Plan, other than PSUs (a “RSU”), outstanding immediately prior to the Effective Time will vest in full and will be canceled and converted into the right to receive, for each Share subject to such RSU, the Offer Price and the value of any dividend equivalents accumulated in respect of such RSU (less any applicable withholding of taxes);

•	each restricted stock unit awarded to employees in 2018 pursuant to the CSRA Stock Plan (a “2018 RSU”) outstanding immediately prior to the Effective Time will be converted into, and will constitute, as applicable, restricted stock units subject to the common stock of General Dynamics, on the same terms and conditions as were applicable to such 2018 RSU immediately prior to the Effective Time, with respect to the number of shares of common stock of General Dynamics determined by multiplying the number of Shares subject to such 2018 RSU by a quotient determined by dividing (a) the Offer Price by (b) the average of the volume-weighted average price per share of the common stock of General Dynamics on the NYSE on each of the twenty consecutive business days ending on (and including) the closing date of the Merger; and

•	each restricted stock unit awarded pursuant to the CSRA Inc. 2015 Non-Employee Director Incentive Plan (“Director RSU”) outstanding immediately prior to the Effective Time will vest in full and will be canceled and converted into the right to receive, for each Share subject to such Director RSU, the Offer Price and the value of any dividend equivalents accumulated in respect of such Director RSU.

The Merger Agreement contains various customary representations, warranties and covenants, including, among others, covenants with respect to the conduct of the Company’s business prior to the closing.

The Company has granted to General Dynamics and Merger Sub an option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, a number of newly issued Shares equal to the lesser of (a) the number of Shares that, when added to the number of Shares owned by General Dynamics and Merger Sub at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares on a fully diluted basis that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option (the “Short-Form Merger Threshold”) or (b) the aggregate number of Shares that the Company is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option will terminate upon the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with its terms.

The completion of the Offer is subject to customary conditions, including, among others: (a) that the number of Shares validly tendered and not validly withdrawn prior to the expiration of the Offer, when added to the Shares owned by General Dynamics and its subsidiaries, represents at least one Share more than 50% of the Shares on a fully diluted basis of the company as of the expiration of the Offer (without giving effect to the closing of the Top-Up Option); (b) the absence of a material adverse effect on the Company; and (c) the satisfaction or waiver of other customary closing conditions as set forth in the Merger Agreement, including approval from antitrust authorities.

The Company has also agreed not to (a) solicit proposals relating to certain alternative transactions, (b) enter into discussions or negotiations or provide non-public information in connection with any proposal for an alternative transaction from a third party or (c) enter into any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to certain alternative transactions, subject to certain exceptions to permit the Company’s Board of Directors to comply with its fiduciary obligations. The Company has also agreed to cease immediately, and cause to be terminated, any and all existing activities, discussions or negotiations, if any, with regard to certain alternative transactions. However, subject to satisfaction of certain conditions and under the circumstances specified in the Merger Agreement, the Company’s Board of Directors may change its recommendation and may also terminate the Merger Agreement either (i) to accept a superior proposal or (ii) in response to an intervening event, in each case upon payment of the termination fee described below.

The Merger Agreement includes a remedy of specific performance for the Company and General Dynamics. The Merger Agreement also contains customary termination provisions for each of the Company and General Dynamics and provides that, upon termination of the Merger Agreement, under specified circumstances, including termination by the Company to accept and enter into a definitive agreement with respect to a Superior Proposal (as defined in the Merger Agreement), the Company will be required to pay General Dynamics a termination fee of $204 million.

The Merger Agreement has been unanimously adopted by the boards of directors of each of the Company and General Dynamics, and the Company’s Board of Directors has unanimously recommended that stockholders of the Company tender their Shares in the Offer and, if applicable, vote in favor of the approval of the Merger and the Merger Agreement.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this report and incorporated herein by reference.

The Merger Agreement, and the foregoing description of the Merger Agreement, have been included to provide investors and our stockholders with information regarding the terms of the Merger. The assertions embodied in the representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by information in a confidential disclosure letter provided by the Company to General Dynamics in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts and circumstances about the Company, Parent or Merger Sub at the time they were made or otherwise, and information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 9, 2018, the Company’s Board of Directors adopted an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”), which became effective immediately (the “Bylaws Amendment”). The Bylaws Amendment added a new Article X to the Bylaws, which provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any state or federal court within the State of Delaware). Further, the Bylaws Amendment provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the personal jurisdiction of such courts. The foregoing summary of the Amendment is qualified in its entirety to the text of the Bylaws Amendment, which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On February 12, 2018, the Company and Parent issued a joint press release announcing the proposed Offer and Merger, a copy of which is filed as Exhibit 99.1 to this report and incorporated herein by reference.

The information in this Item 7.01 is being furnished and will not be deemed filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor will such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

Item 8.01	Other Events.

On February 9, 2018, in advance of the Company’s entry into the Merger Agreement, and solely in the interest of avoiding further litigation while the Merger is pending and post-Merger, the Company entered into an agreement with Computer Sciences Corporation (“CSC”) and the State of Maryland (“State”) to settle all contract claims and other disputes between CSC and the State concerning the formation, scope, performance, suspension, and termination of the Medicaid Enterprise Restructuring Project (“MERP”) contract. Pursuant to the settlement, the Company made a one-time payment to the State on behalf of CSC in the amount of $81 million. Additional consideration includes broad, mutual general releases, including the release of CSC’s principal subcontractor on the contract, no admissions of liability, and conversion of the State’s default termination of the MERP contract to a convenience termination.

Important Information for Investors and Stockholders

The Offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer to purchase shares of the Company common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Merger Sub and Parent will file a tender offer statement on Schedule TO and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. The tender offer materials (including the offer to purchase, a related letter of transmittal and other tender offer documents) and the Solicitation/Recommendation statement on Schedule 14D-9 will contain important information and the Company stockholders are urged to read these documents carefully when they become available before making any decision regarding tendering their shares of the Company common stock. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free on the Company’s website at www.CSRA.com.

In connection with the potential merger, the Company would expect to file a proxy statement with the SEC, as well as other relevant materials in connection with the proposed transaction pursuant to the terms of the Merger Agreement. The materials to be filed by the Company will be made available to the Company’s investors and stockholders at no expense to them and copies may be obtained free of charge on the Company’s website at www.CSRA.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of the Company are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they contain important information about the Merger and the parties to the Merger.

The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed merger under SEC rules. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2017 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and the proxy statement and other relevant materials that will be filed with the SEC in connection with the Merger when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the Merger when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the Company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing.

The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the Offer and the Merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the Offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement , including in circumstances that would require the Company to pay a termination fee or other expenses; (vii) the effect of the pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its Form 10-K for the fiscal year ended March 31, 2017 and any subsequent Form 10-Qs, as well as the Tender Offer Statement on Schedule TO and other tender offer documents that will be filed by Merger Sub and Parent. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. the Company expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of February 9, 2018, by and among CSRA Inc., General Dynamics Corporation and Red Hawk Enterprises Corp.

3.1	Amendment to Amended and Restated Bylaws of CSRA Inc., effective February 9, 2018.

99.1	Joint press release, dated February 12, 2018, issued by CSRA Inc. and General Dynamics Corporation, relating to the proposed acquisition of CSRA Inc. by a subsidiary of General Dynamics.

*	Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request, provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSRA Inc.

Dated: February 12, 2018	By:	/s/ William J. Haynes II
William J. Haynes II
Executive Vice President, General Counsel and Secretary